EXHIBIT 99.1

         DPAC Technologies Reports Financial Results for the
                  Second Quarter of Fiscal Year 2007

    HUDSON, Ohio--(BUSINESS WIRE)--Aug. 14, 2007--DPAC Technologies Corp. (OTCBB:DPAC), a leader in device networking and connectivity solutions, today reported results for its second quarter ended June 30, 2007.

    These results include the combined operations of DPAC Technologies Corp. and QuaTech, Inc. which combined on February 28, 2006 as previously announced. As a result of the merger, QuaTech has become a wholly-owned subsidiary of DPAC. For accounting purposes, the transaction is considered a "reverse merger" under which QuaTech is considered the acquirer of DPAC. Accordingly, the purchase price was allocated among the fair values of the assets and liabilities of DPAC, while the historical results of QuaTech are reflected in the results of the combined company (the "Company"). The results of operations are those of QuaTech prior to the merger date, and combined QuaTech and DPAC after the merger date of February 28, 2006.

    Second Quarter Operating Results

    For the second quarter of 2007, net sales of $2.9 million decreased 17% from net sales of $3.5 million in the second quarter of 2006, and increased 2% from net sales of $2.8 million in the first quarter of 2007. Net sales related to the Company's Device Connectivity products decreased by $977,000, or 35%, and net sales related to the Company's Device Networking products, including the Airborne wireless product line, increased by $374,000, or 52% over the quarter ended June 30, 2006. The Company reported an operating loss of $52,000 as compared to an operating profit of $97,000 for the second quarter of 2006 and an operating loss of $162,000 for the first quarter of 2007. The Company's net loss for the current year second quarter totaled $382,000 as compared to a net loss of $296,000 for the prior year's second quarter, and a net loss of $539,000 for the first quarter of 2007. Total operating expenses incurred in the second quarter of 2007 of $1.2 million decreased by $239,000, or 16%, from the previous year period. The decrease was due primarily to decreases in sales and marketing expenses of $193,000 and G&A expenses of $89,000, as the Company continued to integrate operating departments since the date of the Merger. Additionally, the company recorded a non-cash gain of $54,000 in the current period compared to a charge of $164,000 in the prior year quarter for the fair value adjustment for the liability for warrants. An income tax benefit of $152,000 was recorded in the second quarter of 2006 and no income tax benefit was recorded in the current year period as a full valuation allowance was recorded against deferred tax assets in the fourth quarter of 2006.

    Six Months Operating Results

    Net sales of $5.7 million for the first six months of 2007 decreased by 14% from net sales of $6.7 million for the same period of 2006. Net sales related to the Company's Device Connectivity products decreased $1.8 million, or 32%, while net sales related to the Company's Device Networking products, including the Airborne wireless product line, increased by $803,000, or 67% over the six months ended June 30, 2006. The Company reported an operating loss of $214,000 as compared to an operating gain of $45,000 for the 2006 period. The Company's net loss for the current year period totaled $921,000 compared to $543,000 for the prior year period. Interest expense of $757,000 for the first six months of 2007 included non-cash charges totaling $443,000, for the amortization of deferred financing charges discounts and the accretion of success fees and discount on the subordinated debt. An income tax benefit of $291,000 was recorded in the 2006 period and no income tax benefit was recorded in the current year period as a full valuation allowance was recorded against deferred tax assets in the fourth quarter of 2006.

    Balance Sheet and Liquidity Summary

    At June 30, 2007 we had a cash balance of $223,000 and a deficit in working capital of $3,591,000. This compares to a cash balance of $38,000 and a deficit in working capital of $2,851,000 at the end of fiscal year 2006. Additionally, the Company has Bank loan balances of approximately $2,078,000 which are due and payable on August 24, 2007 and a subordinated debt obligation of approximately $1,884,000 which is due and payable on August 31, 2007. The amount of cash the Company can generate from future operations will not be sufficient to satisfy the debt obligations at that time. If the Company does not raise sufficient equity or debt financing to pay its loan balances on the due dates above, the Company will be in default of its debt obligations.

    Management is currently engaged in seeking additional funds to satisfy the debt obligations either through an equity capital raise or through new debt financing, or a combination of both. We may also seek to merge the Company with another entity or look to sell certain assets of the Company. Although management believes that efforts currently underway to obtain additional funding can be successful, there can be no assurance that additional financing will be available if and when needed on terms favorable to the Company.

    Comments

    Chief Executive Officer and President Steve Runkel commented, "Our second quarter results reflect continued softness in our Device Connectivity product line offset by continued growth in our Device Networking products. Our Device Connectivity revenue was down 8% sequentially and down 35% on a year over year basis. This revenue shortfall was primarily due to decreased shipments to several of our traditional OEM customers that utilize our serial port connectivity products."

    Mr. Runkel continued: "Our Device Networking products generated revenue growth of 22% sequentially and growth of 52% on a year over year basis, reflecting our continued success in this market."

    "Additionally, we continue to reduce our spending levels as we complete the integration initiatives from the merger in Q1, 2006. On a year to date basis our spending in Sales and Marketing has decreased by 32.5% as a result of integrating the two sales teams. Our general and administrative expenses decreased by $89,000 as a result of moving out of the Garden Grove facility."

    About DPAC Technologies

    DPAC Technologies provides embedded wireless networking products for machine-to-machine communication applications. DPAC's Airborne(TM) and AirborneDirect(TM) wireless products are used by major OEMs in the transportation, instrumentation and industrial control, homeland security, medical diagnostics and logistics markets to provide remote data collection and control. DPAC Technologies is based in Hudson, OH. The Company's web site address is www.dpactech.com. Information concerning DPAC is filed by DPAC with the SEC and is available on the SEC website, www.sec.gov.

    About QuaTech

    QuaTech, Inc., a wholly-owned subsidiary of DPAC, delivers high performance device networking & connectivity solutions to help companies improve their bottom line performance. Quatech enables reliable machine-to-machine (M2M) communications via secure 802.11 wireless or traditional wired networks with industrial grade (hardened) embedded radios, modules, boards and external device servers and bridges. For local and mobile connections, Quatech serial adapters provide secure connectivity and port expansion via any interface option. Satisfied customers rely on our unique combination of performance and support to improve bottom line performance through real-time remote monitoring & control, streamlined systems and lower total cost of ownership (TCO). Quatech markets its products through a global network of distributors, resellers, systems integrators and original equipment manufacturers (OEMs). Founded in 1983, Quatech is headquartered in Hudson, Ohio, and merged with DPAC Technologies, Inc. in February 2006. www.quatech.com.

    Forward-Looking Statements

    This press release includes forward-looking statements. You can identify these statements by their forward-looking words such as "may," "will," "expect," "anticipate," "believe," "guidance," "estimate," "intend," predict," and "continue" or similar words or any connection with any discussion of future events or circumstances or of management's current estimates or beliefs. Forward-looking statements are subject to risks and uncertainties, and therefore results may differ materially from those set forth in those statements. More information about the risks and challenges faced by DPAC Technologies Corp. is contained in the Securities and Exchange Commission filings made by the Company on Form S-4, 10-K, 10-Q or 10-QSB and 8-K. DPAC Technologies Corp. specifically disclaims any obligation to update or revise any forward-looking statements whether as a result of new information, future developments or otherwise.

    - tables to follow -

                       DPAC TECHNOLOGIES CORP.
           Condensed Consolidated Balance Sheet Information
                             (Unaudited)
                              (In 000's)

                                                 June 30, December 31,
                                                   2007       2006
                                                 -------- ------------
CURRENT ASSETS:
  Cash and cash equivalents                      $    223 $         38
  Accounts receivable, net                          1,478        1,421
  Inventories                                       1,589        1,500
  Prepaid expenses and other current assets            81           43

                                                 -------- ------------
    Total current assets                            3,371        3,002

Property, net                                         379          413
Goodwill and intangible assets                      8,261        8,578
Other assets                                           45           81
                                                 -------- ------------
TOTAL                                            $ 12,056 $     12,074
                                                 ======== ============

CURRENT LIABILITIES:
  Revolving credit facility and short term notes $  1,820 $      1,361
  Current portion of long-term debt                 2,316        2,097
  Accounts payable                                  2,006        1,488
  Accrued restructuring costs - current               365          392
  Other accrued liabilities                           455          514
                                                 -------- ------------
    Total current liabilities                       6,962        5,852


Accrued restructuring costs                           172          330
Long-term debt, net of current portion              2,680        2,770

Net stockholders' equity                            2,242        3,122

                                                 -------- ------------
TOTAL                                            $ 12,056 $     12,074
                                                 ======== ============

                       DPAC TECHNOLOGIES CORP.
              Condensed Consolidated Statement of Income
                             (Unaudited)
                              (in 000's)

                      For the quarter ended: For the six months ended:
                             June 30,                June 30,
                      ---------------------- -------------------------
                         2007        2006        2007         2006
                      ----------- ---------- ------------ ------------

REVENUE               $    2,891  $   3,496  $     5,735  $     6,690

COST OF GOODS SOLD         1,713      1,929        3,369        3,668
                      ----------- ---------- ------------ ------------

GROSS PROFIT               1,178      1,567        2,366        3,022

OPERATING EXPENSES
  Sales and marketing        349        542          772        1,145
  Research and
   development               303        261          611          526
  General and
   administrative            455        544          952        1,064
  Amortization of
   intangible assets         123        123          245          164
  Restructuring
   charges                     -          -            -           78
                      ----------- ---------- ------------ ------------
    Total operating
     expenses              1,230      1,470        2,580        2,977

INCOME (LOSS) FROM
 OPERATIONS                  (52)        97         (214)          45

OTHER EXPENSES:
  Interest expense           381        381          757          715
  Fair value
   adjustment of
   warrant liability         (54)       164          (54)         164
                      ----------- ---------- ------------ ------------
  TOTAL OTHER
   EXPENSES                  327        545          703          879

                      ----------- ---------- ------------ ------------
LOSS BEFORE INCOME
 TAXES                      (379)      (448)        (917)        (834)

INCOME TAX
 (PROVISION) BENEFIT          (3)       152           (4)         291
                      ----------- ---------- ------------ ------------

NET LOSS              $     (382) $    (296) $      (921) $      (543)
                      =========== ========== ============ ============

NET LOSS PER SHARE:
  Net Loss - Basic
   and diluted             $0.00      $0.00       ($0.01)      ($0.01)
                      =========== ========== ============ ============

WEIGHTED AVERAGE
 SHARES OUTSTANDING:
  Basic and diluted       92,844     92,775       92,832       75,885
                      =========== ========== ============ ============

    CONTACT: DPAC Technologies, Inc.
             Steve Vukadinovich, Chief Financial Officer, 330-655-9000 Steve.Vukadinovich@dpactech.com or
             Steve Runkel, Chief Executive Officer, 330-655-9000
             Steve.Runkel@Quatech.com